Exhibit 15.1
IPC Holdings, Ltd.
Hamilton, Bermuda
With respect to this Form S-4 registration statement filed by Validus Holdings Ltd., we acknowledge the incorporation by reference of our report dated May 8, 2009 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
(signed) KPMG
Chartered Accountants
Hamilton, Bermuda
July 16, 2009